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FOR IMMEDIATE RELEASE


                REVLON ANNOUNCES COMMENCEMENT OF EXCHANGE OFFERS


NEW YORK, February 23, 2004 - Revlon, Inc. (NYSE: REV) today announced that on February 20, 2004 it commenced the exchange offers it had previously announced, as part of its debt reduction program to dramatically strengthen the Company's balance sheet and increase the liquidity and float of the Company's common stock. The Company's debt reduction program involves the aforementioned exchange offers which, in addition to other debt reduction actions previously announced, will reduce the Company's total indebtedness by approximately $930 million, or roughly 50%, with approximately $780 million eliminated during the first quarter 2004.

Under the terms of the exchange offers, MacAndrews & Forbes, the Company's principal stockholder, and Fidelity Management & Research Co. (the "Institutional Investor"), have agreed to tender for exchange an aggregate of approximately $440 million outstanding principal amount of 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes for shares of Revlon Class A common stock at a ratio of 400 shares for each $1,000 principal amount of 8 1/8% Senior Notes or 9% Senior Notes tendered for exchange or 300 shares for each $1,000 principal amount of 8 5/8% Senior Subordinated Notes tendered for exchange. The Institutional Investor may elect to receive cash or additional shares of Revlon Class A common stock in respect of accrued interest payable on the notes that it tenders. MacAndrews & Forbes has elected to receive shares of Revlon Class A common stock for the accrued interest payable on the indebtedness they exchange.

In the exchange offers for the outstanding notes referenced above, holders other than MacAndrews & Forbes and the Institutional Investor are given the opportunity to exchange their notes for (i) shares of Revlon Class A common stock at the same ratios applicable to the Institutional Investor and MacAndrews & Forbes, or (ii) cash up to a maximum of $150 million aggregate principal amount of tendered notes, subject to proration. The $150 million maximum principal amount of notes that may be tendered for cash is reduced by the principal amount of all notes exchanged for Class A common stock by holders other than MacAndrews & Forbes and the Institutional Investor. There is no limit on the amount of notes that may be exchanged for Class A common stock. Notes tendered for cash will receive $830 per $1,000 face amount for the 8 1/8% Senior Notes, $800 per $1,000 face amount for the 9% Senior Notes and $620 per $1,000 face amount for the 8 5/8% Senior Subordinated Notes. Accrued interest on the tendered notes will be paid in cash or shares of Revlon Class A common stock, at the tendering holder's option.


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Revlon will accept for exchange any and all 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes which are properly tendered in the exchange offers prior to 5:00 p.m., New York City time, on March 19, 2004, unless extended or earlier terminated.

Each of the 8 1/8% Senior Notes exchange offer, the 9% Senior Notes exchange offer and the 8 5/8% Senior Subordinated Notes exchange offer is independent of the other exchange offers. None of the exchange offers is conditioned upon the exchange of a minimum aggregate principal amount of 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes being tendered for exchange, but is otherwise subject to certain customary conditions, including shareholder approval of the issuer of the additional shares.

The exchange offers are part of the Company's previously-announced debt reduction program, which includes the exchange of the aforementioned approximately $440 million principal amount of notes in the exchange offer, the exchange of existing debt held by MacAndrews & Forbes totaling approximately $190 million for Class A common stock, and a commitment by MacAndrews & Forbes to back-stop up to an additional $150 million in debt reduction to the extent that less than $150 million in principal amount of notes are exchanged by other note holders. In addition, the debt reduction program also commits to reduce debt by an additional $50 million through one or more equity offerings by the end of 2004 and another $100 million through an additional equity offering by March 2006. Finally, as part of the debt reduction program, MacAndrews & Forbes has also agreed to convert its Series A and Series B preferred stock for Class A common stock.

The securities mentioned in this press release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.



INVESTOR RELATIONS CONTACT:                       MEDIA CONTACT:
Maria A. Sceppaguercio                            Catherine Fisher
(212) 527-5230                                    (212) 527-5727


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                           FORWARD LOOKING STATEMENTS
                           --------------------------

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitations, the Company's expectations and estimates about future events; and the Company's estimates regarding the consummation of the exchange offers and the debt reduction transactions and the targeted debt reduction amounts and the timing thereof, as well as the impact of such transactions on the Company's future financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on From 8-K filed with the SEC (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs, the inability of the Company to achieve its planned debt reductions and the debt reduction transactions or to achieve the anticipated financial performance as a result of such transactions. Factors other than those listed above could also cause the Company's results to differ materially from expected results.




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